Ex.28(g)(14)

State Street Institutional Investment Trust

One Iron Street

Boston, MA 02210

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

May 28, 2020

Ladies and Gentlemen:

Reference is made to the Amended and Restated Custodian Agreement between us dated February 14, 2001 (the “Agreement”).

Pursuant to the Agreement, this letter is to provide notice of the creation of the following additional series of the State Street Institutional Investment Trust (the “Trust”) as presented in the following chart (the “New Fund”):

Fund	Effective Date
State Street Target Retirement 2065 Fund	March 27, 2020

We request that you act as the New Fund’s Custodian under the Agreement. As compensation for such services, you shall be entitled to receive from the New Fund the annual fee reflected on the fee schedule to the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

State Street Institutional Investment Trust

By:	/s/ Ellen M. Needham
Ellen M. Needham, President

Accepted:
State Street Bank and Trust Company

By:	/s/ Andrew Erickson
Name:	Andrew Erickson, Executive Vice President

2.    No Other Modifications. Except to the extent amended hereby, the terms of the Agreement shall remain unchanged and unaffected hereby and shall remain in full force and effect to the extent of, and in accordance with, its terms.

3.    Governing Law. This Amendment shall be governed by, subject to and construed under the laws of the Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof.

4.    Counterparts. This Amendment may be signed in counterparts, which shall together with the Agreement constitute the original Agreement.

IN WITNESS WHEREOF, the parties hereto have caused to be duly executed this Amendment as of the day and year written above.

STATE STREET INSTITUTIONAL INVESTMENT TRUST

By:	/s/ Ellen M. Needham
Name (printed):	Ellen Needham
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name (printed):	Andrew Erickson
Title:	Executive Vice President

Information Classification: Limited Access

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